UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 12, 2005

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045

(State or other jurisdiction	(Commission	(IRS Employer

of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506

(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,

Including Area Code		(203) 499-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c)).

Item 8.01 Other Events.

United Bridgeport Energy, Inc. (UBE), a subsidiary of UIL Holdings Corporation (the Registrant), holds a 33 1/3% ownership interest in Bridgeport Energy LLC (BE), the owner of a gas-fired 520 MW merchant wholesale electric generating facility located in Bridgeport, Connecticut. The majority owner of BE is an affiliate of Duke Energy.

In the first quarter of 2005, UBE notified the majority owner that it would pursue its contractual rights to sell its 33 1/3% interest to the majority owner at fair market value. The majority owner denied that the contractual preconditions for such a sale had been met. Subsequently, UBE and the majority owner commenced a dispute resolution process to resolve this disagreement over the sale rights. On May 12, 2005, the arbitrator issued a decision determining that the contractual preconditions were met to allow UBE to sell its 33 1/3% interest to the majority owner at fair market value and that UBE effectively exercised its right to sell following a vote taken by BE’s management committee on February 9, 2005. While the ruling of the arbitrator is final and binding, Connecticut law provides narrow grounds for the majority owner to seek to vacate or amend the award. UBE does not believe such grounds exist. The parties must now proceed to appraise the fair market value, as defined in BE’s limited liability company agreement, of UBE’s interest in BE. The potential timing, expenses associated with the process and results of such appraisal of fair market value are not known at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION

Registrant

Date: 5/17/05	By /s/ Richard J. Nicholas

Richard J. Nicholas

Executive Vice President

and Chief Financial Officer